Exhibit 5.1

January 14, 2019

New Fortress Energy LLC
111 W. 19th Street, 8th Floor
New York, New York 10011

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for New Fortress Energy LLC, a Delaware limited liability company (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company, pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-228339, originally filed with the Securities and Exchange Commission on November 9, 2018 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), of up to 25,530,000 Class A Shares representing limited liability company interests of the Company (the “Class A Shares”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Class A Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto, and (iii) a definitive underwriting agreement, in the form filed as an exhibit to the Registration Statement, with respect to the sale of the Class A Shares will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

In connection with the opinion expressed herein, we have examined, among other things, (i) the Certificate of Formation of the Company, as amended, and the First Amended and Restated Limited Liability Company Agreement of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement, and (iv) the form of underwriting agreement filed as an exhibit to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

January 14, 2019 Page 2

Based upon the foregoing, we are of the opinion that when the Class A Shares have been delivered in accordance with a definitive underwriting agreement approved by the Board of Directors of the Company and upon payment of the consideration provided for therein, such Class A Shares will be duly authorized, validly issued and fully paid and, under the Delaware Limited Liability Company Act, the holders of the Class A Shares will have no obligation to make further payments for the purchase of such Class A Shares or contributions to the Company solely by reason of their ownership of such Class A Shares except for their obligation to repay any funds wrongfully distributed to them.

The foregoing opinions are limited in all respects to the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins L.L.P.